Revenue Commitment Schedule

900 Main Campus Drive, Suite 500
Raleigh, NC 27606

Billing Address
Customer Name:	Republic Wireless, Inc.
Attention To:	Chris Chuang
Address:	940 Main Campus Drive, Suite 300
City:	Raleigh
State:	NC
Zip Code:	27606
This Revenue Commitment Schedule (the “Schedule”) supplements the Master Service Agreement (the “MSA”) (including any SOFs, Terms and Conditions, Exhibit(s), Schedule(s), and any other attachments to the MSA, all of which are fully incorporated by reference within this Schedule). This Schedule constitutes an SOF for all purposes related to the MSA. Capitalized terms not elsewhere defined in this Schedule will have the meaning ascribed to them in the MSA.

Date of MSA to which this Revenue Commitment Schedule applies: November 30, 2016

The “Minimum Revenue Commitment” is:
$100,000.00
The “Minimum Revenue Commitment Date” is:
July 1, 2019
“Applicable Charges” means the total invoiced charges for monthly recurring charges, non-recurring charges, and/or per transaction Usage charges included in any applicable invoice(s) for those Services provided or sold to Customer by Bandwidth pursuant to the MSA, except as otherwise expressly provided in any applicable SOF; provided, however, “Applicable Charges” specifically exclude (i) all applicable federal, state or local taxes and all use, sales, commercial, gross receipts, privilege, surcharges, or other similar taxes, license fees, miscellaneous fees, and surcharges, whether charged to or against Bandwidth, which will be payable by Customer, including, without limitation, any cost recovery fee which shall represent an accurate and non-inflated recovery of Bandwidth’s, or any underlying provider’s, miscellaneous tax, surcharge, and fee payments to federal, state or local governmental authorities associated with the provision of Service(s) by Bandwidth to Customer; and (ii) any late payment or similar fees.

If Customer fails to incur Applicable Charges for Services pursuant to the MSA at least equal to the Minimum Revenue Commitment during any monthly billing cycle that begins on or after the Minimum Revenue Commitment Date, Customer will pay to Bandwidth the difference between the actual Applicable Charges for Service(s) incurred and the Minimum Revenue Commitment immediately following such billing cycle.

Schedule Term and Termination: The term of this Schedule shall be for the period commencing on July 1, 2019 and ending on May 31, 2020 (“Schedule Term”) for Services. If the SOF and/or MSA terminates for any reason (other than Default attributable to the acts or omissions of Bandwidth) during the Schedule Term, Customer will immediately pay to Bandwidth an Early Termination Charge equal to one (1) times the Minimum Revenue Commitment amount indicated above, multiplied by the number of months remaining in the Schedule Term.

REPUBLIC WIRELESS, INC.:		BANDWIDTH INC:
By:	/s/ Chris Chuang	By:	/s/ Ryan Henley
Printed Name:	Chris Chuang	Printed Name:	Ryan Henley
Title:	CEO	Title:	SVP, Operations
Date:	June 20, 2019	Date:	June 20, 2019

BANDWIDTH.COM, INC. - Proprietary & Confidential Information

Revenue Commitment Schedule– Updated as of August 2018

Revenue Commitment Schedule

900 Main Campus Drive, Suite 500
Raleigh, NC 27606

BANDWIDTH.COM, INC. - Proprietary & Confidential Information

Revenue Commitment Schedule– Updated as of August 2018